Exhibit 28 (j)(24) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 188 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our report, dated June 27, 2016, on Federated U.S. Treasury Cash Reserves (the portfolio constituting Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended April 30, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 27, 2016